Exhibit 99

CDW Reports Third Quarter Results for 2011

Company Achieves Record Net Sales, Gross Profit and Adjusted EBITDA

VERNON HILLS, Ill.--(BUSINESS WIRE)--November 1, 2011--CDW Corporation:

Third quarter 2011 highlights:

  Net sales of $2.581 billion, up 8.7 percent year-over-year
  Gross profit margin of 16.3 percent, up 80 basis points year-over-year
  Adjusted EBITDA of $200.1 million, up 22.3 percent year-over-year

CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced third quarter 2011 results.

“CDW achieved all-time highs for net sales, gross profit and Adjusted EBITDA,” said Thomas E. Richards, chief executive officer. “Despite a more challenging macro-economic environment, CDW delivered high single digit sales growth, gross profit margin expansion of 80 basis points and Adjusted EBITDA growth of 22.3 percent on a year-over-year basis. I am particularly proud of our coworkers who remained laser-focused on customers, partners and productivity in the face of increased economic uncertainty.”

“Our diverse and balanced portfolio sustained momentum in the third quarter,” continued Richards. “The Corporate segment grew high single digits driven by 10% growth in the Medium/Large channel. Our Public segment grew 6.8 percent, improving its year-over-year performance compared to the first of half of 2011. Through the first three quarters of the year, we are on track to deliver our 2011 objectives of profitably growing faster than the market while investing in additional selling resources and service delivery capabilities.”

Third Quarter of 2011 Highlights:

Total net sales in the third quarter of 2011 were $2.581 billion compared to $2.374 billion in the third quarter of 2010, an increase of 8.7 percent. Average daily sales in the third quarter of 2011 were $40.3 million compared to $37.1 million in the third quarter of 2010, representing an 8.7 percent increase. There were 64 selling days in both the third quarter of 2011 and 2010.

  Total Corporate segment net sales in the third quarter of 2011 were $1.330 billion compared to $1.225 billion in the third quarter of 2010, representing an increase of 8.6 percent. Average daily sales in the third quarter of 2011 were $20.8 million compared to $19.1 million in the third quarter of 2010, representing an 8.6 percent increase. Sales growth in the Corporate segment was driven by strong performance in the Medium/Large sales channel.

  Total Public segment net sales in the third quarter of 2011 were $1.123 billion compared to $1.052 billion in the third quarter of 2010, representing an increase of 6.8 percent. Average daily sales in the third quarter of 2011 were $17.5 million compared to $16.4 million in the third quarter of 2010, representing an increase of 6.8 percent. The Public segment was led by continued strong performance in the Healthcare sales channel.

Gross profit for the third quarter of 2011 was $420.8 million compared to $368.4 million in the third quarter of 2010, representing an increase of 14.3 percent. Gross profit margin was 16.3 percent in the third quarter of 2011 compared to 15.5 percent in the same period of 2010, as the year-over-year gross margin percent improved for the sixth consecutive quarter. The increase in gross profit margin was primarily due to price/mix, driven by a higher mix of net service contract revenue and favorable price/mix changes across the majority of remaining product categories.

Total selling and administrative expenses, including advertising expense, were $281.1 million in the third quarter of 2011 compared to $263.8 million in the third quarter of 2010, representing an increase of 6.6 percent. The increase in total selling and administrative expenses in the third quarter of 2011 was primarily driven by higher payroll costs resulting from increased sales commissions and other variable compensation costs, such as incentive bonuses, consistent with higher sales and gross profit, as well as a higher total number of coworkers.

Adjusted EBITDA was $200.1 million in the third quarter of 2011 compared to $163.6 million in the third quarter of 2010, representing an increase of 22.3 percent. Adjusted EBITDA margin was 7.8 percent in the third quarter of 2011 compared to 6.9 percent in the third quarter of 2010.

First Nine Months of 2011 Highlights:

Total net sales in the first nine months of 2011 were $7.123 billion compared to $6.532 billion in the first nine months of 2010, an increase of 9.1 percent. Average daily sales in the first nine months of 2011 were $37.1 million compared to $34.2 million in the first nine months of 2010, representing an 8.5 percent increase. There were 192 and 191 selling days in the first nine months of 2011 and 2010, respectively.

  Total Corporate segment net sales in the first nine months of 2011 were $3.948 billion compared to $3.535 billion in the first nine months of 2010, representing an increase of 11.7 percent. Average daily sales in the first nine months of 2011 were $20.6 million compared to $18.5 million in the first nine months of 2010, representing an 11.1 percent increase. Sales growth in the Corporate segment was driven by strong performance in both the Medium/Large and Small Business sales channels.
  Total Public segment net sales in the first nine months of 2011 were $2.798 billion compared to $2.703 billion in the first nine months of 2010, representing an increase of 3.5 percent. Average daily sales in the first nine months of 2011 were $14.6 million compared to $14.2 million in the first nine months of 2010, representing an increase of 3.0 percent. The Public segment was led by continued strong performance in the Healthcare sales channel.

Gross profit for the first nine months of 2011 was $1.174 billion compared to $1.034 billion in the first nine months of 2010, representing an increase of 13.5 percent. Gross profit margin was 16.5 percent in the first nine months of 2011 compared to 15.8 percent in the same period of 2010. The increase in gross profit margin was primarily due to price/mix, driven by a higher mix of commission revenue and net service contract revenue, along with favorable price/mix changes across the majority of remaining product categories.

Total selling and administrative expenses, including advertising expense, were $814.5 million in the first nine months of 2011 compared to $762.6 million in the first nine months of 2010, representing an increase of 6.8 percent. The increase in total selling and administrative expenses in the first nine months of 2011 was primarily driven by higher payroll costs resulting from increased sales commissions and other variable compensation costs consistent with higher sales and gross profit, as well as a higher total number of coworkers and increased advertising expense.

Adjusted EBITDA was $543.1 million in the first nine months of 2011 compared to $456.0 million in the first nine months of 2010, representing an increase of 19.1 percent. Adjusted EBITDA margin was 7.6 percent in the first nine months of 2011 compared to 7.0 percent in the first nine months of 2010.

The Company completed several debt refinancing transactions during the first nine months of 2011, including a first quarter Term Loan amendment and a Senior Notes repurchase/issuance and ABL revolving credit facility refinancing in the second quarter. As a result of these transactions, the Company recorded a loss on long-term debt extinguishments of $118.9 million during the first nine months of 2011.

Forward Looking Statements

The information contained in this release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2011 and 2010 are included in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 38 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,600 coworkers. For the trailing twelve months ended September 30, 2011, the company generated sales of $9.4 billion. For more information, visit CDW.com.

A live web cast of CDW’s management discussion of the third quarter of 2011 results will be available at www.cdw.com/investor. The web cast will begin today, November 1, 2011, at 9:30 a.m. ET / 8:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:

Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change(1)

Net sales	$2,581.4	$2,374.4	8.7%	$7,123.1	$6,531.8	9.1%
Cost of sales	2,160.6	2,006.0	7.7	5,949.0	5,497.7	8.2

Gross profit	420.8	368.4	14.3	1,174.1	1,034.1	13.5

Selling and administrative expenses	252.8	235.8	7.3	727.6	689.7	5.5
Advertising expense	28.3	28.0	1.3	86.9	72.9	19.3

Income from operations	139.7	104.6	33.5	359.6	271.5	32.4

Interest expense, net	(85.5)	(105.1)	18.7	(243.3)	(288.7)	15.7
Net (loss) gain on extinguishments of
long-term debt	-	-	nm	(118.9)	9.2	nm
Other income, net	0.5	0.2	100 .0+	1.0	0.3	100.0+

Income (loss) before income taxes	54.7	(0.3)	nm	(1.6)	(7.7)	78.6

Income tax (expense) benefit	(17.6)	-	nm	(0.3)	2.6	nm

Net income (loss)	$37.1	$(0.3)	nm %	$(1.9)	$(5.1)	61.8%

(1) There were 192 selling days for the nine months ended September 30, 2011, compared to 191 selling days for the same period of 2010. On an average daily basis, net sales increased 8.5%.

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change

Net income (loss)	$37.1	$(0.3)		$(1.9)	$(5.1)
Depreciation and amortization	51.2	53.3		153.6	158.5
Income tax expense (benefit)	17.6	-		0.3	(2.6)
Interest expense, net	85.5	105.1		243.3	288.7
EBITDA	191.4	158.1		395.3	439.5
Adjustments:
Non-cash equity-based compensation	4.2	(1.0)		12.3	7.4
Sponsor fee	1.3	1.3		3.8	3.8
Consulting and debt-related professional fees	0.6	2.8		4.7	8.4
Net loss (gain) on extinguishments of
long-term debt	-	-		118.9	(9.2)
Other adjustments (1)	2.6	2.4		8.1	6.1
Adjusted EBITDA	$200.1	$163.6	22.3%	$543.1	$456.0	19.1%

(1) Other adjustments include certain severance and retention costs and equity investment income/losses.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	September 30,	December 31,	September 30,
	2011	2010	2010
Assets

Current assets:
Cash and cash equivalents	$25.9	$36.6	$67.0
Accounts receivable, net of allowance for doubtful accounts
of $5.9, $5.0 and $5.0, respectively	1,257.0	1,091.5	1,119.8
Merchandise inventory	315.1	292.8	304.9
Miscellaneous receivables	186.1	192.8	145.5
Deferred income taxes	29.3	52.8	23.2
Prepaid expenses and other	48.7	35.8	49.2
Total current assets	1,862.1	1,702.3	1,709.6

Property and equipment, net	147.9	158.1	147.7
Goodwill	2,207.5	2,209.1	2,208.1
Other intangible assets, net	1,672.8	1,791.2	1,829.6
Deferred financing costs, net	71.6	79.7	77.0
Other assets	3.1	3.4	2.9
Total assets	$5,965.0	$5,943.8	$5,974.9

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable - trade	$563.1	$537.1	$528.2
Accounts payable – inventory financing	223.8	28.2	58.8
Current maturities of long-term debt and capital leases	-	132.6	22.6
Accrued expenses and other liabilities	385.9	329.0	396.7
Total current liabilities	1,172.8	1,026.9	1,006.3

Long-term liabilities:
Debt and capital leases	4,071.0	4,157.4	4,270.5
Deferred income taxes	698.3	730.3	652.4
Other liabilities	58.4	72.7	82.8
Total long-term liabilities	4,827.7	4,960.4	5,005.7

Total shareholders’ deficit	(35.5)	(43.5)	(37.1)
Total liabilities and shareholders’ deficit	$5,965.0	$5,943.8	$5,974.9

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change (1)	2011	2010	% Change	Average Daily % Change (2)
Corporate:
Medium / Large	$1,070.6	$973.7	10.0%	$3,168.5	$2,831.3	11.9%	11.3%
Small Business	259.7	251.0	3.4	779.5	703.5	10.8	10.2
Total Corporate	$1,330.3	$1,224.7	8.6%	$3,948.0	$3,534.8	11.7%	11.1%

Public:
Government	$388.1	$397.1	(2.3)%	$916.1	$1,020.7	(10.2)%	(10.7)%
Education	415.7	392.5	5.9	973.6	958.4	1.6	1.1
Healthcare	319.3	262.1	21.8	908.5	723.8	25.5	24.9
Total Public	$1,123.1	$1,051.7	6.8%	$2,798.2	$2,702.9	3.5%	3.0%

Other	$128.0	$98.0	30.6%	$376.9	$294.1	28.2%	27.5%

Total Net Sales	$2,581.4	$2,374.4	8.7%	$7,123.1	$6,531.8	9.1%	8.5%

(1) There were 64 selling days for both the three months ended September 30, 2011 and 2010.

(2) There were 192 selling days for the nine months ended September 30, 2011, compared to 191 selling days for the same period of 2010.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	September 30,	December 31,	September 30,
	2011	2010	2010

Debt and ABL Revolver Availability
Cash and cash equivalents	$25.9	$36.6	$67.0
Total debt (1)	$4,260.5	$4,299.6	$4,336.7
Senior secured debt	$2,048.9	$2,371.1	$2,408.2
Outstanding borrowings under ABL Revolver	$5.0	$188.1	$191.1
Borrowing base under ABL Revolver (2)	$1,048.8	$908.5	$960.4
ABL Revolver availability	$702.6	$548.0	$547.4
Cash plus ABL Revolver availability	$728.5	$584.6	$614.4

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.9	3.9	4.1
Maximum allowed senior secured leverage ratio	7.5	8.0	7.8
Total net leverage ratio	6.1	7.1	7.4

Working Capital
Days of sales outstanding (DSO) (3)	42	43	43
Days of supply in inventory (DIO) (3)	15	15	15
Days of purchases outstanding (DPO) (3)	(32)	(26)	(25)
Cash conversion cycle (3)	25	32	33

(1) Includes capital lease obligations and amounts owed under certain inventory financing agreements

(2) Amount in effect at quarter end

(3) Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities	$171.5	$363.8
Cash flows from investing activities	(36.2)	(82.9)
Cash flows from financing activities	(144.9)	(302.0)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	0.1
Net decrease in cash and cash equivalents	(10.7)	(21.0)
Cash and cash equivalents – beginning of period	36.6	88.0
Cash and cash equivalents – end of period	$25.9	$67.0

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate
swap agreements	$(196.6)	$(221.7)
Taxes refunded (paid), net	$41.8	$(32.6)

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
or
Media Inquiries
Neal Campbell
Senior Vice President and Chief Marketing Officer
(847) 419-6229